FOR IMMEDIATE RELEASE
Accelevation Holdings Corp. Reports Strong Third Quarter 2026 with Revenue Growth of
66%, Bookings Growth of over 350%, and Robust Cash Generation
November 12, 2026
Third Quarter 2026 Business Highlights
•Revenue grew 65.9% year over year to $202.2 million.
•Bookings of $768.9 million, an increase of 364% year over year.
•Backlog of $1.7 billion, an increase of 329% and 51.0% over prior year and prior quarter, respectively.
•Book-to-bill ratio of 3.8x.
•Net income was $3.2 million, a decline of $10.5 million; net income margin was 1.6%.
•Adjusted net income* was $20.9 million, a decline of 7.0%.
•Adjusted EBITDA* increased by $8.9 million to $37.7 million; Adjusted EBITDA margin* was 18.7%.
•Operating cash flow increased to $62.5 million from an outflow of $0.6 million in the prior year.
•Subsequent to quarter end, the Company entered into a new $650 million senior secured credit agreement with significant pricing improvement.
Full Year 2026 Guidance**
•Revenue in the range of $905-$915 million, representing 103% year-over-year growth at the midpoint.
•Adjusted EBITDA** of $155-$165 million, representing 76% year-over-year growth at the midpoint.
*Amounts are non-GAAP financial measures. See the schedules below for a discussion of non-GAAP financial metrics including a reconciliation to the most directly comparable GAAP measure.
**The Company has not provided a reconciliation of Adjusted EBITDA guidance to net income, the most directly comparable GAAP measure, because certain items that are excluded from the non-GAAP financial measure, such as depreciation expense and other expenses, cannot be reasonably predicted or estimated at this time without unreasonable effort. Such items could have a material impact on reported results.
MIAMISBURG, Ohio, November 12, 2026 /PRNewswire/ -- Accelevation, Inc. (NASDAQ: ACCV)
("Accelevation" or the "Company"), a leading designer, manufacturer and installer of customized structural, electrical and mechanical systems for mission-critical infrastructure, reported financial results for the third quarter ended September 30, 2026.
Management Commentary
“At Accelevation, we design, manufacture, and install mission-critical infrastructure for customers who rely on our speed and certainty of delivery, and our third quarter results reflect the strength of our operating model and underlying markets,” said Michael Rubiera, Co-Founder and Chief Executive Officer of
Accelevation. "We are pleased with our first reported quarter as a public company. Our end markets are accelerating, demand for our products is robust, and our ability to deliver customized solutions at scale for our customers is driving strong market share gains and growth in our business. Our backlog, order pace, and focus on productivity position us well to deliver strong results in the fourth quarter and beyond.”
“Our performance in the third quarter demonstrated the benefits of several strategic decisions we made previously to position Accelevation for where the industry is headed,” Michael Rubiera continued. “Our market is accelerating and we are seeing a shift toward modular, factory-built infrastructure. Based upon the strong demand from our customers, we continue to make investments in scaling our modular capabilities while also broadening our power product offering. We are expanding our addressable market through product innovation, diversifying our customer base, and growing our business with existing blue-
chip customers to drive sustained, profitable growth.”
“We delivered strong growth, profitability, and cash generation in the quarter,” said Ken Krause, Chief
Financial Officer of Accelevation. “Revenue increased more than 60%, bookings grew more than 350%, backlog rose to approximately $1.7 billion, and Adjusted EBITDA margins approached 19% following a weaker first half. Strong demand for our solutions continues to drive significant growth, while our focus on execution translated into improved margins. Operating cash flow increased significantly to over $62 million, representing cash conversion well in excess of 100% of net income for the quarter.”
“Following quarter end, we used the primary proceeds from our IPO to reduce debt and closed $650 million in new credit facilities with improved pricing while significantly decreasing our pro forma net leverage following the IPO,” Mr. Krause continued. “We believe our balance sheet is well positioned, with our new credit facilities providing ample capacity. Our reduced leverage post-IPO and enhanced financial flexibility allow us to continue investing in the business to support strong and growing demand across our end markets.”
“As we introduce full-year 2026 guidance today we are well positioned to continue delivering robust growth, an improving margin profile, and strong cash flow as we start the fourth quarter and look further out into 2027,” concluded Mr. Krause.
Three and Nine Months Ended Financial Highlights

(in millions, except per share)	3Q 2026	3Q 2025	% Chg	9M 2026	9M 2025	% Chg
GAAP Results
Revenues	$202.2	$121.9	65.9%	$639.7	$280.5	128.0%
Gross profit	$59.2	$42.1	40.4%	$175.3	$90.4	93.9%
Operating income	$18.2	$18.1	0.7%	$53.5	$21.5	148.4%
Selling, general and administrative expenses ("SG&A")	$26.6	$15.8	68.5%	$81.2	$44.4	83.1%
SG&A Margin	10.9%	12.0%	(116) bps	10.1%	12.4%	175 bps
Net income	$3.2	$13.6	(76.9)%	$22.5	$4.9	355.5%
Net income margin	1.6%	11.2%	(964) bps	3.5%	1.8%	175 bps
Net cash from operating activities	$62.5	$(0.6)	nm	$58.3	$(5.6)	nm
Non-GAAP Results and Key Metrics
Adjusted SG&A(1)	$22.0	$14.7	49.9%	$64.5	$34.8	85.5%
Adjusted SG&A Margin(1)	10.9%	12.0%	(116) bps	10.1%	12.4%	(231) bps
Adjusted EBITDA(1)	$37.7	$28.9	30.8%	$106.1	$55.7	90.6%
Adjusted EBITDA margin(1)	18.7%	23.7%	(502) bps	16.6%	19.8%	(325) bps
Adjusted Net Income(1)	$20.9	$22.5	(7.0)%	$71.0	$37.3	90.2%
Adjusted Net Income margin(1)	10.3%	18.5%	(811) bps	11.1%	13.3%	(221) bps
Free cash flow(1)	$55.0	$(3.3)	nm	$39.2	$(14.0)	nm
(1)Amounts are non-GAAP financial measures or key performance metrics. See the appendix to this release for a discussion of non-GAAP financial metrics including a reconciliation to the most directly comparable GAAP measure and definitions.

Financial Outlook for Fiscal Year 2026

(in millions, except per share)	Outlook	YoY Growth
Revenues	$905 to $915	102%-104%
Adjusted EBITDA**	$155 to $165	71%-82%
Guidance is based on information as of today, November 12, 2026, and may be impacted by factors outside the Company's control. See "Forward Looking Statements."
Initial Public Offering
On October 1, 2026, after the end of the third quarter, Accelevation completed its initial public offering of
30,000,000 shares of Class A common stock at a public offering price of $18.00 per share. The offering consisted of 10,000,000 shares sold by Accelevation and 20,000,000 shares sold by certain selling stockholders affiliated with Olympus Partners. Accelevation’s Class A common stock began trading on the
Nasdaq Global Select Market under the ticker symbol “ACCV” on September 30, 2026.
Accelevation received net proceeds of approximately $170.6 million after deducting underwriting discounts and commissions and estimated offering expenses. It used the net proceeds to purchase newly issued units of Accelevation Holdings LLC. Accelevation Holdings LLC applied those proceeds to repay outstanding indebtedness. Accelevation did not receive any proceeds from the sale of shares by the selling stockholders.
In connection with the initial public offering, Accelevation entered into new senior secured credit facilities consisting of a $400 million revolving credit facility and a $250 million Term Loan A. Because the offering closed after quarter end, third quarter financial results do not reflect the offering or the related transactions.
Conference Call and Webcast
Accelevation will host a conference call on Friday, November 13, 2026 at 8:30 a.m. Eastern Time to
discuss its third quarter results. A link to the webcast of the live conference call will be available on the
Investor Relations section of the Company's website at https://investors.accelevation.com. A replay of the conference call will be available for one year following the webcast.
About Accelevation Holdings Corp.
Accelevation is a leading designer, manufacturer and installer of customized structural, electrical and mechanical systems for mission-critical infrastructure. Its vertically integrated model combines U.S.-based manufacturing and nationwide field service capabilities to move customers faster from design through deployment with innovative, factory-built solutions engineered for speed, scalability and certainty.
Accelevation solves complex needs at scale while investing in its communities, growing the skilled trades and creating opportunities for people to build lasting careers and share in the value they create.
Forward-Looking Statements
This press release and the related conference call contain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,”
“project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements include all statements that are not historical facts, including our guidance, the conversion of our backlog into revenue, demand in our end markets and for our products, increases in market share, our capabilities to satisfy demand, continued investment in our business, including capacity expansion and our modular and power product offerings, the diversification of our customer base and expansion of our addressable market, our estimated and projected costs, expenditures, cash flows, growth rates and margin improvements, our future leverage, the expected benefits from the entry into the new facilities, our plans and objectives for future operations and the execution of our growth strategy and long-term strategic priorities.
There is no assurance that any forward-looking statements will materialize. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including: a reduction in demand or slowdown in the growth of drivers of data center demand;
changes in data center industry dynamics, including increased siting constraints or community opposition;
negative publicity about us or our industry; our dependence on a limited number of large-scale data center customers; our dependence on a concentrated base of hyperscale and colocation customers; our backlog being subject to unexpected adjustments and cancellations; our ability to compete effectively on speed-to-capacity, on-time delivery, customization, integration and price against intense and increasing competition; our failure to anticipate and adapt to rapid changes in data center technologies and architectures; our failure to secure new contracts; our ability to identify, integrate and realize the expected benefits of acquisitions; limitations on our indemnification rights in acquisition agreements; the success of our cost management strategies, vertically integrated operating model and modular infrastructure platform; extended sales cycles and irregular customer ordering patterns; our exposure to cost overruns and schedule penalties under fixed-price or committed-schedule arrangements; our dependence on the continued service of our founders and key leaders and our ability to recruit and retain skilled engineers, technicians and electricians; our ability to scale operations rapidly, including investment in workforce development, operating infrastructure and cross-functional coordination; any equipment failure, capacity constraints, labor availability and safety incidents, including physical hazards inherent to our industry;
shortages, quality issues, price increases, transportation disruptions or government trade actions affecting raw materials and components in our supply chain; our reliance on contractors and subcontractors to supplement our own capabilities and to conduct aspects of our business; an economic downturn, tighter financing conditions or pricing challenges; geopolitical developments, trade policy shifts and macroeconomic volatility, including commodity price volatility; seasonal variations in operations and demand that affect construction activity; business disruption, natural disasters, public health events or other catastrophic events; our failure to adequately protect our intellectual property and other proprietary rights; claims alleging infringement, misappropriation or violation of third-party intellectual property rights;
our failure to obtain or maintain sufficient insurance at acceptable cost; changes in laws, regulations and standards applicable to our business; disruption in our customers’ markets from future AI-related legislation and regulation and the impact it may have on demand for our products and services; product defects, installation errors or performance shortfalls resulting in warranty claims, reputational harm and liability; potential legal proceedings and disputes arising from our operations; misconduct or noncompliance by employees or subcontractors; our ability to comply with environmental, health and safety laws in our manufacturing facilities and at customer sites; our indebtedness and financing needs and the limitations our existing Credit Agreement imposes, and any future credit agreements may impose, on us; our inability to remediate our material weaknesses, or our failure to develop and maintain effective internal control over financial reporting; cybersecurity incidents or data privacy breaches; risks and uncertainties related to the development and use of AI, which may present business, compliance and reputational risks; and other factors set forth in our filings with the U.S. Securities and Exchange
Commission.
You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of the date of this press release and related conference call. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contacts
Investor Relations Contact:

Larry De Maria, CFA
ir@accelevation.com
+1 (937) 560-1133
Media Contact:
Chandler Martin
media@accelevation.com
+1 (937) 802-2931

APPENDIX: FINANCIAL STATEMENTS AND NON-GAAP RECONCILIATIONS
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Revenue	$202,224	$121,888	$639,675	$280,518
Cost of goods sold	143,063	79,755	464,364	190,091
Gross profit	59,161	42,133	175,311	90,427
Operating expenses:
Selling, general and administrative expenses	26,561	15,766	81,206	44,350
Amortization of intangible assets	13,765	8,040	31,136	23,800
Related party expenses	640	256	7,378	756
Impairment on assets held for sale	—	—	2,128	—
Total operating expenses	40,966	24,062	121,848	68,906
Operating income	18,195	18,071	53,463	21,521
Non-operating income (expenses)
Interest income	657	123	1,199	182
Interest expense	(16,046)	(5,673)	(31,323)	(16,106)
Other income (expenses), net	345	1,409	81	(68)
Total non-operating expense, net	(15,044)	(4,141)	(30,043)	(15,992)
Income before taxes	3,151	13,930	23,420	5,529
(Benefit) provision for income taxes	(2)	284	942	594
Net income	3,153	13,646	22,478	4,935
Net income attributable to noncontrolling interest	222	—	718	—
Net income attributable to Accelevation LLC	2,931	13,646	21,760	4,935

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)	September 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$108,512	$16,267
Accounts receivable, net of allowance	119,952	82,302
Contract assets	96,741	52,816
Inventories	66,991	45,285
Prepaid expenses and other current assets	13,211	5,188
Assets held for sale	—	8,802
Total current assets	405,407	210,660
Property, plant and equipment, net	48,994	32,942
Right-of-use assets - operating leases	45,637	23,441
Goodwill	186,400	186,400
Intangible assets, net	237,072	268,208
Other long-term assets	7,392	1,296
Total assets	930,902	722,947
LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable	77,597	68,283
Accrued expenses and other current liabilities	29,027	16,139
Contract liabilities	104,678	12,252
Related party payable	365	7,944
Current maturities of long-term debt	6,676	2,683
Current portion of operating lease liabilities	5,710	2,815
Liabilities held for sale	—	3,699
Total current liabilities	224,053	113,815
Other liabilities
Long-term debt, net	648,776	269,874
Operating lease liabilities, net	41,782	21,794
Other long-term liabilities	11,794	10,305
Total other liabilities	702,352	301,973
Members' equity
Members' equity	23,661	283,427
Members' notes receivable	(22,095)	—
Retained earnings	2,931	17,815
Total members' equity	4,497	301,242
Noncontrolling interest	—	5,917
Total equity	4,497	307,159
Total liabilities and equity	$930,902	$722,947

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2026	2025
OPERATING ACTIVITIES
Net income	$22,478	$4,935
Depreciation, amortization, and other noncash items	50,581	34,501
Working capital and other operating activities	(14,794)	(45,012)
Net cash provided by (used in) operating activities	58,265	(5,576)
INVESTING ACTIVITIES
Purchases of property and equipment	(19,037)	(8,413)
Payments for purchases of businesses, net of cash acquired	—	(398,433)
Other investing activities	1,643	—
Net cash used in investing activities	(17,394)	(406,846)
FINANCING ACTIVITIES
Net proceeds from debt, after debt issuance costs	382,233	230,160
Distributions and notes issued to members	(318,387)	(16,905)
Other financing activities	(12,472)	214,405
Net cash provided by financing activities	51,374	427,660
Change in cash and cash equivalents	92,245	15,238

Non-GAAP Financial Measures
Adjusted SG&A and Adjusted SG&A Margin
Adjusted SG&A is calculated as SG&A plus or minus (i) equity-based compensation, (ii) sponsor fees and expenses, (iii) public company readiness costs, (iv) acquisition-related costs, (v) changes in the fair value of contingent consideration liabilities, and (vi) other non-recurring items. Adjusted SG&A Margin reflects
Adjusted SG&A as a percentage of Revenue.
Among other limitations, Adjusted SG&A and Adjusted SG&A Margin do not reflect all cash expenditures, do not reflect certain recurring noncash charges, and do not reflect the impact of certain cash charges resulting from matters the Company considers not to be indicative of ongoing operations.
The Company presents Adjusted SG&A and Adjusted SG&A Margin because it believes the metrics assist investors and analysts in comparing performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of core operating performance.
Management uses these metrics are used by management to compare SG&A expenses consistently over various periods.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA is defined as net income (loss) adjusted for interest income and expense, provision for income taxes, depreciation and amortization expense, equity-based compensation expense, public company readiness costs, acquisition costs, sponsor fees and expenses, change in fair value of acquisition earnout and asset impairment, as well as certain non-recurring items, including payments to
Olympus that ceased upon the IPO. Adjusted EBITDA Margin reflects Adjusted EBITDA as a percentage of Revenue.
Among other limitations, Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the Company's cash expenditures, or future requirements, for capital expenditures or contractual commitments, non-cash charges for depreciation and amortization, and do not reflect the impact of certain cash charges resulting from matters the Company considers not to be indicative of ongoing operations such as interest expense.
Adjusted EBITDA and Adjusted EBITDA Margin also do not reflect income tax expense or benefit.
The Company believes that Adjusted EBITDA and Adjusted EBITDA Margin are important metrics for management and investors as they (i) adjust for the impact of items that the Company does not believe are indicative of core operating results or the overall health of the Company and (ii) allow for consistent comparison of operating results over time. In addition, the Company uses Adjusted EBITDA and Adjusted
EBITDA Margin in evaluating management’s performance when determining incentive compensation and to evaluate the effectiveness of its business strategies.
Adjusted Net Income and Adjusted Net Income Margin
Adjusted Net Income is calculated as net income (loss) plus or minus (i) amortization of intangibles, (ii)
equity-based compensation, (iii) sponsor fees and expenses, (iv) public company readiness costs, (v)
acquisition-related costs, (vi) changes in the fair value of contingent consideration liabilities, (vii) asset impairments, (viii) other non-recurring items, and (ix) tax impact of adjustments. Adjusted Net Income
Margin reflects Adjusted Net Income as a percentage of Revenue.
Among other limitations, Adjusted Net Income and Adjusted Net Income Margin do not reflect all cash expenditures, or future requirements, for capital expenditures or contractual commitments, do not reflect certain recurring noncash charges, and do not reflect the impact of certain cash charges resulting from matters the Company considers not to be indicative of ongoing operations.
The Company presents Adjusted Net Income and Adjusted Net Income Margin because it believes the metrics assist investors and analysts in comparing performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of core operating performance.
Adjusted Net Income and Adjusted Net Income Margin are used by management to evaluate the effectiveness of its business strategies.
Free Cash Flow
The Company defines Free Cash Flow as Net Cash Provided by Operating Activities reduced by
Purchases of Property and Equipment. Management uses Free Cash Flow to provide insight into liquidity, cash-generating capability, as well as demonstrate its ability to fund future growth. Free Cash Flow should be considered in addition to, rather than as a substitute for, Net Cash Provided by Operating Activities as a measure of liquidity. Additionally, the Company's definition of Free Cash Flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, management believes it is important to view Free
Cash Flow as a measure that provides supplemental information to the consolidated statements of cash flows.
Reconciliation of SG&A to Adjusted SG&A

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Selling, general, and administrative costs	$26,561	$15,766	$81,206	$44,350
Less:
Equity-based compensation	751	124	1,941	278
Sponsor fees and expenses(1)	260	256	774	756
Public company readiness costs(2)	3,907	—	12,535	—
Strategic acquisition costs	—	67	—	6,104
Change in fair value of acquisition earnout	(560)	577	537	1,532
Other(3)	196	59	936	909
Adjusted SG&A	$22,007	$14,683	$64,483	$34,771

Revenue	$202,224	$121,888	$639,675	$280,518
SG&A Margin	13.1%	12.9%	12.7%	15.8%
Adjusted SG&A Margin	10.9%	12.0%	10.1%	12.4%
(1)Represents fees and expense reimbursements paid to the Company's sponsor, which will no longer be paid in future periods.
(2)Represents non-recurring professional service fees related to the IPO readiness included as Related Party Expenses and
Selling, General and Administrative Expenses on the condensed consolidated income statements.
(3)Other for the year ended December 31, 2025 primarily includes disposals of fixed assets due to a one-time policy change in capitalization thresholds and abandonment of certain fixed assets. For the three and nine months ended September 30,
2026, Other includes loss on the sale of WMS and disposals of certain fixed assets.

Reconciliation of Net Income to Adjusted EBITDA*

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Net income (loss)	$3,153	$13,646	22,478	4,935
Interest expense	16,046	5,673	31,323	16,106
Interest income	(657)	(123)	(1,199)	(182)
(Benefit) provision for income taxes	(2)	284	942	594
Depreciation expense	881	260	2,579	831
Amortization of intangibles	13,765	8,040	31,136	23,800
Equity-based compensation	751	124	1,941	278
Acquisition costs	—	67	—	6,104
Sponsor fees and expenses(1)	260	256	774	756
Public company readiness costs(2)	3,907	—	12,535	—
Change in fair value of acquisition earnout	(560)	577	537	1,532
Asset impairment	—	—	2,128	—
Other(3)	196	59	936	909
Adjusted EBITDA	$37,740	$28,863	$106,110	$55,663

Revenue	$202,224	$121,888	$639,675	$280,518
Net Income Margin	1.6%	11.2%	3.5%	1.8%
Adjusted EBITDA Margin	18.7%	23.7%	16.6%	19.8%
(1)Represents fees and expense reimbursements paid to the Company's sponsor, which will no longer be paid in future periods.
(2)Represents non-recurring professional service fees related to the IPO included as Related Party Expenses and Selling,
General and Administrative Expenses on the condensed consolidated income statements.
(3)Other for the year ended December 31, 2025 primarily includes disposals of fixed assets due to a one-time policy change in capitalization thresholds and abandonment of certain fixed assets. For the nine months ended September 30, 2026,
Other includes loss on the sale of WMS and disposals of certain fixed assets.

Reconciliation of Net Income to Adjusted Net Income*

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Net income (loss)	$3,153	$13,646	22,478	4,935
Amortization of intangibles	13,765	8,040	31,136	23,800
Equity-based compensation	751	124	1,941	278
Sponsor fees and expenses(1)	260	256	774	756
Public company readiness costs(2)	3,907	—	12,535	—
Acquisition costs	—	67	—	6,104
Change in fair value of acquisition earnout	(560)	577	537	1,532
Asset impairment	—	—	2,128	—
Other(3)	196	59	936	909
Tax impact of adjustments	(550)	(274)	(1,500)	(1,001)
Adjusted Net income	$20,922	$22,495	$70,965	$37,313

Revenue	$202,224	$121,888	$639,675	$280,518
Net Income Margin	1.6%	11.2%	3.5%	1.8%
Adjusted Net Income Margin	10.3%	18.5%	11.1%	13.3%
(1)Represents fees and expense reimbursements paid to the Company's sponsor, which will no longer be paid in future periods.
(2)Represents non-recurring professional service fees related to the IPO readiness included as Related Party Expenses and
Selling, General and Administrative Expenses on the condensed consolidated income statements.
(3)Other for the year ended December 31, 2025 primarily includes disposals of fixed assets due to a one-time policy change in capitalization thresholds and abandonment of certain fixed assets. For the three and nine months ended September 30,
2026, Other includes loss on the sale of WMS and disposals of certain fixed assets.
Reconciliation of Net Cash from Operating Activities to Free Cash Flow*

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Net cash (used in) provided by operating activities	$62,506	$(645)	$58,265	$(5,576)
Purchase of property and equipment	(7,500)	(2,629)	(19,037)	(8,413)
Free Cash Flow	$55,006	$(3,274)	$39,228	$(13,989)
Performance Metrics
The Company utilizes certain performance metrics (defined below) to provide an indication of trends in operating results, including future business, and to provide a useful indicator of the volume of our business over time. Measuring backlog, bookings, and book-to-bill ratio involves the use of judgments, and there are no independent standards or requirements governing the calculation of these metrics.

These metrics may be impacted by, among other factors, the types of services and systems sold, contract duration, the pace of customer spending, actual volumes of services and systems delivered as compared to the volumes anticipated at the time of sale, and contract modifications over the lifetime of a contract.
Information regarding these performance metrics is not comparable to, nor should it be substituted for, an analysis of reported revenues.
Backlog consists of the remaining unrecognized revenue on executed contracts and purchase orders, as well as letters of intent and notices to proceed with respect to purchase orders received in writing. The
Company utilizes backlog to provide additional insights regarding trends in future revenue and market penetration.
Bookings is defined as the aggregate dollar value of executed customer contracts and purchase orders, as well as letters of intent and notices to proceed with respect to purchase orders received in writing, during a given period.
Book-to-bill ratio is defined as bookings divided by revenue for the applicable period.